Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333−136666 June 14, 2007
STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Strategic Upside Market Mitigating Index Term Securities (“SUMMITS”) Linked to a Portfolio of Indices
Due: June [●], 2011
INVESTMENT HIGHLIGHTS
	•	4 year term to maturity.
	•	The Notes are not principal protected.
	•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated A1 by Moody’s / A+ by S&P).
	•	Issue Price: 100.00% of the principal amount ($1,000 per Note) ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
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The Notes are linked to the performance of a portfolio comprised of the following four equity indices with the following respective Weightings within the portfolio: (1) 50.00% the S&P 500® Index (the “SPX”); (2) 38.00% the Dow Jones STOXX 50® Index (the “SX5P”); (3) 10.00% the Nikkei 225™ Stock Index (the “NKY”); and (4) 2.00% the S&P/ASX 200 Index (the “AS51”) (each such index a “Component” and together the “Portfolio”.

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The Cash Settlement Value, will be based on the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is calculated as the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, where the “Final Portfolio Value” equals the Portfolio Value on the Final Valuation Date and the “Initial Portfolio Value” equals the Portfolio Value on the Pricing Date, or 100.

	•	The Participation Rate is [130.00]%.
	•	The Threshold Level is [75.00]% of the Initial Portfolio Value, or [75].
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If, on the Final Valuation Date, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value for each Note will be equal to the principal amount of the Note, plus the product of: (i) $1,000 multiplied by (ii) the Portfolio Return, multiplied by (iii) the Participation Rate.

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If, on the Final Valuation Date, the Portfolio Return is less than zero, and (i) the Portfolio Value, on any Valuation Date, is never calculated to be equal to or below the Threshold Level, the Cash Settlement Value for each Note will be equal to the $1,000 principal amount; or (ii) the Portfolio Value, on any Valuation Date, is calculated to be equal to or below the Threshold Level, the Cash Settlement Value for each Note will be equal to the product of (a) $1,000 multiplied by (b) the Final Portfolio Value divided by Initial Portfolio Value and, in this case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS

This free writing prospectus relates to a Note offering linked to the performance of a portfolio comprised of the following four equity indices with the following respective Weightings within the portfolio: (1) 50.00% the S&P 500® Index (the “SPX”); (2) 38.00% the Dow Jones STOXX 50® Index (the “SX5P”); (3) 10.00% the Nikkei 225™ Stock Index (the “NKY”); and (4) 2.00% the S&P/ASX 200 Index (the “AS51”) (each such index a “Component” and together the “Portfolio”). We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Pricing Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	A1 / A+ (Moody’s / S&P)
CUSIP NUMBER:	073928W33
ISSUE PRICE:	100.00% of the Principal Amount (99.00% for investors who purchase a Principal Amount of at least $1,000,000).
PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter
SELLING PERIOD ENDS:	June [●], 2007
SETTLEMENT DATE:	June [●], 2007
MATURITY DATE:	June [●], 2011 (for a term of approximately 48 months). The Maturity Date is subject to adjustment as described in the Pricing Supplement.
COMPONENTS:
The Notes are linked to the performance of a portfolio comprised of the following four equity indices with the following respective weightings within the portfolio: (1) 50.00% the S&P 500® Index (the “SPX”); (2) 38.00% the Dow Jones STOXX 50® Index (the “SX5P”); (3) 10.00% the Nikkei 225™ Stock Index (the “NKY”); and (4) 2.00% the S&P/ASX 200 Index (the “AS51”) (each such index a “Component” and together the “Portfolio”).

COMPONENT SPONSORS:
Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) as the sponsor of the S&P 500® Index, STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the Dow Jones STOXX 50® Index, Nihon Keizai Shimbun, Inc. as the sponsor of the Nikkei 225™ Stock Index and S&P and the Australian Stock Exchange as sponsor of the S&P/ASX 200 Index are hereinafter referred to as “Component Sponsors.”

CASH SETTLEMENT VALUE:
An amount in cash that depends upon the Portfolio Return. If, on the Final Valuation Date, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value is equal to the $1,000 principal amount of the Notes, plus the product of (i) $1,000 multiplied by (ii) the Portfolio Return multiplied by (iii) the Participation Rate.

If, on the Final Valuation Date, the Portfolio Return is less than zero, and

(i) the Portfolio Value, on any Valuation Date, is never calculated to be equal to or below the Threshold Level, the Cash Settlement Value for each Note will be equal to the $1,000 principal amount; or

(ii) the Portfolio Value, on any Valuation Date, is calculated to be equal to or below the Threshold Level, the Cash Settlement Value for each Note will be equal to the product of (i) $1,000 multiplied by (ii) the Final Portfolio Value divided by Initial Portfolio Value.

PORTFOLIO RETURN:	An amount determined by the Calculation Agent and calculated as the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one.
FINAL PORTFOLIO VALUE:	Equals the Portfolio Value on the Final Valuation Date.
INITIAL PORTFOLIO VALUE:	Equals the Portfolio Value on the Pricing Date, or 100.
PORTFOLIO VALUE:	On any Valuation Date, is calculated as follows:

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

FINAL VALUATION DATE:	June [●], 2011; the Final Valuation Date is subject to adjustment as described in the Pricing Supplement.
INDEX LEVEL:
As of any Valuation Date and for each Component, the closing index level as reported by the relevant Component Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX, Bloomberg Page SX5P <Index> <Go> with respect to the SX5P; Bloomberg Page NKY <Index> <Go> with respect to the NKY; and Bloomberg Page AS51 <Index> <Go> with respect to the AS51.

VALUATION DATE:
Each day which is a Component Business Day for any Component from but excluding the Pricing Date to but excluding the Final Valuation Date The Valuation Dates are subject to adjustment as described in the Pricing Supplement.

INITIAL LEVEL:
Means (i) [●] with respect to the SPX; (ii) [●] with respect to the SX5P; (iii) [●] with respect to the NKY; and (iv) [●] with respect to the AS51, in each case, representing the closing level of the respective Component on the Pricing Date.

WEIGHTING:	Means (i) 50.00% with respect to the SPX; (ii) 38.00% with respect to the SX5P; (iii) 10.00% with respect to the NKY; and (iv) 2.00% with respect to the AS51.
INTEREST:	The Notes will not bear interest.
PARTICIPATION RATE:	[130.00]%
THRESHOLD LEVEL:	[75.00]% of the Initial Portfolio Value, or [75].
PRICING DATE:	June [●], 2007

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated June 14, 2007 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated June 14, 2007 (subject to completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420407031917/v078453_424b2.htm
•	Prospectus Supplement dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm
•	Prospectus dated August 16, 2006:
http://sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE EXAMPLES OF CASH SETTLEMENT VALUE

The following hypothetical examples are for illustrative purposes and are not indicative of the future performance of the Components, the Portfolio or the future value of the Notes. The following hypothetical examples demonstrate the hypothetical Cash Settlement Value of a Note based on the assumptions outlined below. The hypothetical examples do not purport to be representative of every possible scenario concerning increases or decreases in the Portfolio Value. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

ASSUMPTIONS:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Level for the SPX is equal to 1,525.00.

•	The Initial Level for the SX5P is equal to 4,500.00.

•	The Initial Level for the NKY is equal to 18,000.00.

•	The Initial Level for the AS51 is equal to 6,300.00.

•	All returns are based on a 48-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Example 1: At maturity the Portfolio Return is greater than zero and the Portfolio Value never equals or falls below the Threshold Level during the term of the Notes.

In this example, the Portfolio Value generally increases relative to the Initial Portfolio Value over the term of the Notes and the Portfolio Value never equals or falls below the Threshold Level. On the Final Valuation Date, the Index Levels for the SPX, SX5P, NKY and AS51 are 3,048.00, 5,109.00, 28,069.00 and 2,378.00, respectively. On the Final Valuation Date, the Final Portfolio Value is 159.43, as calculated below.

The Final Portfolio Value equals the following:

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

In this example, using the formula below, the Cash Settlement Value will equal $1,772.59.

Cash Settlement Value

With respect to this Example 1, the following graph illustrates a series hypothetical Portfolio Values over the term of the Notes and displays such hypothetical Portfolio Values in relation to the applicable Threshold Level. Since the Portfolio Return would be greater than zero, and the Portfolio Value never equaled or fell below the Threshold Level during the term of the Notes, the Cash Settlement Value for each Note would be $1,772.59.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Example 2: The Portfolio Value falls below the Threshold Level during the term of the Notes, yet finishes above the Initial Portfolio Value by the Final Valuation Date.

In this example, during the term of the Notes the Portfolio Value falls below the Threshold Level. However, the Portfolio Return on the Final Valuation Date is greater than zero. On the Final Valuation Date, the Index Levels for the SPX, SX5P, NKY and AS51 are 237.00, 2,624.00, 152,395.00 and 755.00, respectively. On the Final Valuation Date, the Final Portfolio Value is 114.83, as calculated below.

The Final Portfolio Value equals the following:

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

In this example, using the formula below, the Cash Settlement Value will equal $1,192.79.

Cash Settlement Value

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

With respect to this Example 2, the following graph illustrates a series hypothetical Portfolio Values over the term of the Notes and displays such hypothetical Portfolio Values in relation to the applicable Threshold Level. Although the Portfolio Value fell below the Threshold Level during the term of the Notes, since the Portfolio Return would be greater than zero the Cash Settlement Value for each Note would be $1,192.79.

Example 3: The Portfolio Value never falls below the Threshold Level during the term of the Notes, however the Final Portfolio Value is less than the Initial Portfolio Value on the Final Valuation Date and the Portfolio Return is negative.

In this example, during the term of the Notes the Portfolio Value never equals or falls below the Threshold Level. However, the Portfolio Return on the Final Valuation Date is less than zero. On the Final Valuation Date, the Index Levels for the SPX, SX5P, NKY and AS51 are 1,799.00, 1,877.00, 6,988.00 and 3,606.00, respectively. On the Final Valuation Date, the Final Portfolio Value is 79.86, as calculated below.

The Final Portfolio Value equals the following:

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Cash Settlement Value

Since the Portfolio Return would be less than zero, but the Portfolio Value never equaled or fell below the Threshold Level during the term of the Notes, the Cash Settlement Value for each Note would be the principal amount of $1,000.

With respect to this Example 3, the following graph illustrates a series hypothetical Portfolio Values over the term of the Notes and displays such hypothetical Portfolio Values in relation to the applicable Threshold Level.

Example 4: At maturity the Portfolio Return is less than zero and the Portfolio Value falls below the Threshold Level during the term of the Notes.

In this example, during the term of the Notes the Portfolio Value falls below the Threshold Level and the Portfolio Return on the Final Valuation Date is less than zero. On the Final Valuation Date, the Index Levels for the SPX, SX5P, NKY and AS51 are 360.00, 3,006.00, 68,706.00 and 262.00, respectively. On the Final Valuation Date, the Final Portfolio Value is 75.44, as calculated below.

The Final Portfolio Value equals the following:

The Portfolio Return equals the difference of (i) the Final Portfolio Value divided by the Initial Portfolio Value minus (ii) one, or as follows:

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

In this example, using the formula below, the Cash Settlement Value will equal $754.40.

Cash Settlement Value

With respect to this Example 4, the following graph illustrates a series hypothetical Portfolio Values over the term of the Notes and displays such hypothetical Portfolio Values in relation to the applicable Threshold Level. Since the Portfolio Return would be less than zero, and the Portfolio Value fell below the Threshold Level during the term of the Notes, the Cash Settlement Value for each Note would be $754.40.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Summary of Illustrative Examples 1-4 Reflecting the Relevant Cash Settlement Value
	Example 1	Example 2	Example 3	Example 4
Initial Portfolio Value	100.00	100.00	100.00	100.00
Hypothetical Final Portfolio Value	159.43	114.84	79.86	75.44
Portfolio Value ever equal to or less than Threshold Level	No	Yes	No	Yes
Portfolio Return (expressed as a percentage)	59.43%	14.84%	-20.14%	-24.56%
Participation Rate	130.00%	130.00%	130.00%	130.00%
Cash Settlement Value per Note	$1,772.59	$1,192.97	$1,000.00	$754.40

The following two graphs illustrate the hypothetical Cash Settlement Value per $1,000 principal amount of Notes if either (i) as in Scenario 1 below the Portfolio Value never equals or falls below the Threshold Level at any time during the term of the Notes or (ii) as in Scenario 2 below the Portfolio Value does equal or fall below the Threshold Level at any time during the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Graphs of Hypothetical Cash Settlement Values

Scenario 1

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Scenario 2

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

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Possible loss of principal—The Notes are not principal protected. If, on the Final Valuation Date, (i) the Portfolio Return is less than zero and (ii) the Portfolio Value, on any Valuation Date, was calculated to be equal to or below the Threshold Level, there will be no principal protection for the Notes and the Cash Settlement Value you will receive will be less than the initial offering price. In that case, you will receive less, and possibly significantly less, than your initial investment in the Notes.

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No current income—We will not pay any interest on the Notes. The yield on the Notes, therefore, may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

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No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks or indices underlying the Components; nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

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Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

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Liquidity—Because the Notes will not be listed on any securities exchange or quotation system, we do not expect a trading market to develop, and, if such a market were to develop, it may not be liquid. Our subsidiary, Bear, Stearns & Co. Inc. has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which those bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

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The Components may not move in tandem—At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Portfolio Return, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

BEAR, STEARNS & CO. INC.